CANDENTE RESOURCE CORP.

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 22, 2006, with respect to the consolidated financial statements of Candente Resource Corp. included in this Annual Report on Form 20F for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission.

“Staley, Okada & Partners”

STALEY, OKADA & PARTNERS

Chartered Accountants

March 31, 2006